Northwest Bancorp, Inc.                               Equinox Financial Corp.
Liberty Street and Second Avenue                      1851 NW 125th Street
Warren, PA  16365                                     Pembroke Pines, FL 33028

FOR IMMEDIATE RELEASE
May 26, 2005
CONTACTS:
William J. Wagner                                     Robert Schweitzer
President and CEO                                     President and CEO
Northwest Bancorp, Inc.                               Equinox Bank
Warren, Pennsylvania                                  Pembroke Pines, Florida
TEL: (814) 726-2140                                   TEL: (954) 443-5200

NORTHWEST BANCORP, INC. TO ACQUIRE EQUINOX
FINANCIAL CORPORATION

         Warren, Pennsylvania and Pembroke Pines, Florida. May 25, 2005. Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and Equinox Financial Corporation, the holding company for Equinox Bank, announced jointly today that they have entered into a definitive agreement whereby Northwest Bancorp would acquire Equinox Financial Corporation and merge it into Northwest Savings Bank. The agreement provides that the shareholders of Equinox Financial will receive $15.00 in cash for each of their shares. Holders of options and warrants will receive the difference between $15.00 and the strike price in cash. The total value of the transaction is $11.8 million. The transaction is expected to be completed in the last calendar quarter of 2005 and is subject to the approval of the shareholders of Equinox Financial Corporation and state and federal regulatory authorities.

         Robert Schweitzer, President and CEO of Equinox Financial Corporation, stated, "We are extremely excited with the prospect of becoming part of the Northwest Bancorp team. Northwest has developed a superb reputation in the industry as being an extremely well run and financially sound organization. We hope to leverage these strengths and the

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added resources that Northwest will bring to our market to better serve and greatly expand our customer base in Florida."

         William J. Wagner, President and CEO of Northwest Bancorp Inc., stated, "We are pleased to announce the merger with Equinox Financial and our resulting entry into the rapidly-growing Florida market. We intend to continue Equinox's tradition of excellent customer service and we plan to expand the line of products and services available to our new customers in southeast Florida."

         Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp Inc. has assets of $6.4 billion and currently operates 152 community banking facilities in Pennsylvania, Maryland, New York and Ohio. It is a full-service financial institution.

         Founded in 1999, Equinox Financial Corporation operates a banking office in Pembroke Pines, Florida and a mortgage office in Tennessee. Equinox Bank had assets of $89 million as of December 31, 2004.

This news release contains certain forward-looking statements about the proposed merger of Northwest and Equinox. Forward-looking statements can be identified by the fact that they may include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may". These forward-looking statements are based upon the current beliefs and expectations of Northwest's and Equinox's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest and Equinox, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest and Equinox are engaged, changes in the securities markets, and other factors. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest and Equinox do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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